Exhibit 10.17
FORM OF LOYALTY AND CONFIDENTIALITY AGREEMENT
<employee name>
     THIS LOYALTY AND CONFIDENTIALITY AGREEMENT (“Agreement”) is entered into between the undersigned individual (the “Employee”) and Rent-A-Center, Inc., together with its subsidiaries and affiliates whether hereafter acquired or formed (the “Company”), collectively referred to as the “parties.” As a condition of employment, in exchange for the opportunity to participate in the 2006 Amended and Restated Long Term Incentive Plan of Rent-A-Center, Inc. (“LTIP”), for the mutual promises of the parties herein, and for other good and valuable consideration, each of which is independently sufficient to support this Agreement, the parties agree as follows:
SECTION 1. Duty of Loyalty. Employee agrees to avoid conflicts of interest and promptly inform the Company of any business opportunities that are related to Company’s line of business. Employee will avoid competing with Company, setting up a business to compete with the Company, or undertaking other disloyal acts while employed with Company.
SECTION 2. Confidentiality and Business Interests. The parties agree to the following to protect the Company’s legitimate business interests:
     2.1. Definitions. Company’s “Confidential Information” means the Company’s trade secrets and any other legally protectable information retained by the Company that the Company has not authorized for disclosure to the public. The parties agree that, without limitation, some examples of the Company’s Confidential Information are: the Company’s High Touch Store System database, internally created lists of customers, customer leads or prospects, customer history and analysis including but not limited to demographic and other research related to current and prospective customers, market analyses; internally created or maintained information concerning assessments of Company’s employees and key vendor or contractor relationships; and, Company’s business and strategic plans, marketing plans, real estate information, product purchasing information, product pricing information, product service information, non-public rent-to-own and financial services industry data, market penetration and concentration analyses, non-public financial or operational records or data, and research and development information regarding new products or services not yet released to the public. Additionally, the Company’s non-public compilations of otherwise available information that attain greater value or utility because of time and expense invested in a unique compilation, analysis, or formatting will be considered Confidential Information. Information disclosed to the general public by Company through proper means is not considered Confidential Information.
     2.2. Company Authorizations.. Upon the Effective Date of this Agreement, Company will do one or more of the following: (a) provide Employee with authorization to access and use some of the Company’s Confidential Information (such authorization may be provided through a computer password, authorization letter, or other means); and/or, (b) provide Employee authorization to develop and use goodwill of the Company through, for example, authorization to represent the Company in communications with customers and prospective customers, expense reimbursements in accordance with Company policy limits, and/or assistance in facilitating contact with customers, and/or (c) provide Employee with authorization to participate in specialized management training related to the business and Confidential Information of the Company. The foregoing agreement is a fully enforceable ancillary agreement at the time made. It is not contingent upon continued at-will employment for any certain length of time, but it is contingent upon Employee’s full compliance with the restrictions provided for in this Agreement.
     2.3. Employee Non-disclosure. Employee agrees not to engage in any unauthorized use or disclosure of Company’s Confidential Information. Nothing herein will be construed to prohibit Employee from a disclosure that is compelled by law; provided, however, that Employee agrees to give Company as much notice as is possible (presumably 5 business days or more) before disclosure under such circumstances. And, Employee will cooperate in the Company’s efforts to protect its Confidential Information. Employee will help maintain records on Company customers, suppliers, and other business relationships, and will not use these records to harm the business of the Company. Employee will return to the Company all of the foregoing records and any other Company records and copies thereof (physical or electronic) in Employee’s possession or control upon termination of employment or earlier if so requested, and will not retain any such material or information except where expressly authorized in writing to do so.
SECTION 3. Protective Covenants. Employee agrees that the covenants below are (i) reasonable and necessary for the protection of legitimate business interests of Company, and (ii) do not place an unreasonable burden upon the Employee’s ability to earn a living.
     3.1. Definitions. “Customer” means a person or entity that has an ongoing business relationship or prospective business relationship with the Company prior to any act of prohibited interference, and (i) that did business with a facility, division, or portion of Company’s business that Employee received access to Confidential Information about in the preceding two years, or (ii) had material contact with Employee or a person under Employee’s supervision in the preceding two years. A “Competing Business” is a person or entity that is in the business of providing a Conflicting Product or Service. A “Conflicting Product or Service” is a product or service that would displace a product or service that Employee assists the Company in developing, selling, distributing, servicing, or otherwise providing to Company’s customers or receives Confidential Information about within the preceding two (2) years. The products and services that Company is in the business of providing to its customers include, without limitation, renting or leasing household durable goods, servicing and repairing durable goods, and providing financial services to consumers, including but not limited to deferred deposit lending, short-term consumer loans, and/or check cashing.
     3.2. Restriction on Interfering with Employee Relationships. During employment with Company, and for two (2) years thereafter, Employee will not, either directly or indirectly, (a) solicit, induce, or encourage any employee of the Company to leave the Company, or (b) help another person or entity to hire away an employee of the Company; unless such activity is expressly authorized by a supervisor of Employee on behalf of the Company. Where required by law, the foregoing restriction will only apply to employees that Employee, worked with, supervised, or help manage, within the last two years of Employee’s employment with Company. The Company’s primary remedy shall be injunctive relief as provided for in Section 5 below. However, the parties recognize that if Company loses an employee due to interference by Employee prior to or in spite of an injunction, it will not be possible to quantify the precise damage that this would cause. Accordingly, in the event Company loses an employee due, in whole or in part, to conduct by Employee that violates this Agreement, then Employee shall pay Company a sum equal to fifty percent (50%) of the lost employee’s annual compensation (based on the lost employee’s last rate of pay with Company) as a reasonable estimate of part of the damages caused by Employee’s breach. This shall not preclude or act as a substitute for any remedy that would otherwise be available, including but not limited to, injunctive relief against further prohibited solicitation or interference with employee relationships.
     3.3. Restriction on Interfering with Customer Relationships. During employment with Company, and for two (2) years thereafter, Employee will not, directly or indirectly, interfere with the relationship between the Company and a Customer. It shall be considered a prohibited act of interference for Employee to, directly or indirectly, either: (a) solicit, encourage, or induce, a Customer to buy or accept a Conflicting Product or Service , (b) help provide a Conflicting Product or Service to a Customer, or (c) solicit, encourage, or induce a Customer to stop or reduce doing business with the Company; unless, such activity has been expressly authorized by a supervisor of Employee on behalf of the Company. The parties stipulate that this restriction is inherently limited to a reasonable geography or geographic substitute because it is limited to the place or location where the Customer is located at the time: provided, however, that if additional geographic limitation is required by law then this Paragraph shall be deemed limited to Customers who do business within the Restricted Area (defined in Exhibit A).
     3.4. Restriction Against Unfair Competition. Employee agrees that during employment, and for a period of two (2) years after Employee’s employment with Company ends, Employee will not, directly or indirectly, accept or participate in any position, as an employee, consultant, advisor, contractor, shareholder, director, partner, joint-venturer, or investor, that would involve assistance in the management, operation, administration, or sale or rental activities of a Competing Business within the Restricted Area (defined in Exhibit A). The Restricted Area definition is a reasonable estimate of the geographic area where Employee will help the Company do business or plan to do business and/or about which Employee will receive Confidential Information. The foregoing does not prohibit ownership of less than 2% of the outstanding stock of a publicly traded company so long as it is a non-controlling interest, or passive mutual fund investments.
     3.5. Survival of Restrictions. Employee will advise any future employer of the restrictions in this Agreement before accepting new employment. The post-employment restrictions provided for in this Agreement shall survive the termination of Employee’s employment with Company regardless of the cause of the termination. If a Court or arbitrator finds that Employee has failed to comply with a time-limited restriction in this Agreement, the time period applicable to that restriction shall be extended by one day for each day Employee is found to have violated the restriction up to a maximum period of two (2) years so as to give the Company the full benefit of the time period bargained for.
SECTION 4. Alternative Dispute Resolution.
     4.1 Notice and Early Resolution Conference. Employee will give Company at least thirty (30) days written notice before either accepting an offer of employment with a Competing Business or going to work for a Competing Business. If requested to do so, Employee will provide Company with a description of the duties and activities of the new position, and will participate in a mediation or in-person conference with a Company representative within the notice period in an effort to help avoid unnecessary legal disputes. The Company shall not waive any of its rights under this Agreement if it elects not to request a conference or elects to take no specific action upon receipt of the notification.
     4.2. Arbitration. Temporary injunctive relief to secure compliance with the restrictions in this Agreement, and related discovery, may be pursued in a court of law pursuant to Section 5 below until such time as an arbitration can be conducted. All issues of final relief related to this Agreement will be decided through arbitration in accordance with the Mutual Agreement to Arbitrate Claims or comparable controlling agreement to arbitrate between the parties. The parties waive trial by jury on any claim arising from this Agreement.
SECTION 5. Remedies and Reformation. In the event of a breach or threatened breach of this Agreement, the offended party will be entitled to (i) an order of specific performance, (ii) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (iii) damages, (iii) attorney’s fees and costs incurred in obtaining relief, and (iv) any other legal or equitable relief or remedy allowed by law. To the extent a bond is required for injunctive relief against Employee, the agreed bond amount shall be One Thousand Dollars ($1,000.00). In the event the restrictions on Employee provided for in this Agreement are found to be unenforceable as written, the parties authorize the applicable Court or arbiter to reform the contract to make it enforceable.
SECTION 6. Severability, Waiver, Modification, Assignment, Governing Law. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. No waiver of an obligation created by this Agreement shall be considered binding unless it is agreed to in writing by the party it operates against. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. Except as otherwise expressly provided for herein, this instrument contains the entire agreement of the parties concerning the matters covered in it. This Agreement may not be modified, altered or amended except by written agreement of all the parties or reformation by a binding legal authority under Section 5 above. Employee consents to the assignment of this Agreement by Company. This Agreement will automatically inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assigns, without need for further action. The laws of the state of Delaware shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto, without regard for any conflict of laws doctrines to the contrary. The parties consent to personal jurisdiction of the courts located in Dallas, Texas, over them. The exclusive venue location for any legal action related to this Agreement shall be Dallas, Texas, unless otherwise agreed in writing. Both parties retain the right to terminate the employment relationship at their discretion. Nothing herein modifies the at-will nature of the parties’ employment relationship.
SECTION 7. Resolution of Rights Regarding Confidential Information and Goodwill. The parties stipulate that Employee has received Confidential Information and/or developed business goodwill with customers through a past association with the Company subject to agreements and policies of the Company limiting the use of the Confidential Information and goodwill for the Company’s benefit. Grounds for dispute exists between the parties as to what post-employment activities of Employee would result in unauthorized disclosure or use of these items. This Agreement is entered into, in part, to resolve such dispute, provide the parties with a predictable set of expectations as to future conduct, avoid the cost of litigation, and provide finality. This Agreement shall be construed as a form of settlement agreement and enforced in accordance with public policies favoring same. Accordingly, Employee agrees not to file a lawsuit to challenge the enforceability of this Agreement.
     AGREED to and effective as of ________________________(Effective Date).

THE COMPANY	EMPLOYEE

<employee name>

Exhibit A — Restricted Area Definition